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                                   THE GALAXY FUND

                        TRANSFER AGENCY AND SERVICES AGREEMENT
                                   Amendment No. 3


                                                             September 18, 1998


First Data Investor Services
   Group, Inc.
4400 Computer Drive
Westboro, Massachusetts  01581

Dear Sirs:

     This letter is to confirm that the undersigned, The Galaxy Fund (the "Trust"), a Massachusetts business trust, has agreed that the Transfer Agency and Services Agreement ("Agreement") between the Trust and First Data Investor Services Group, Inc. ("FDISG") dated as of June 1, 1997 is herewith amended to provide that FDISG shall be the transfer agent and dividend disbursing agent for the Trust's Prime Reserves, Government Reserves and Tax-Exempt Reserves on the terms and conditions contained in the Agreement.

     If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy thereof.

                              Very truly yours,

                              THE GALAXY FUND



                                   By:    /s/ John T. O'Neill
                                          -------------------
                                   Name:  John T. O'Neill
                                   Title: President

Accepted:

FIRST DATA INVESTOR SERVICES
   GROUP, INC.

     By:    /s/ Barbara L. Worthen
            ----------------------
     Name:  Barbara L. Worthen
     Title: EVP and General Counsel